Exhibit 99.4

Our reference :	WWH.17021.22

3 February 2023

Multi Ways Equipment Pte. Ltd.

3E Gul Circle

Singapore 629633

Dear Sirs

MULTI WAYS EQUIPMENT PTE. LTD. (THE “COMPANY)” – REGISTRATION STATEMENT ON FORM F-1 OF THE COMPANY

1.	We have acted as Singapore legal counsel to the Company in connection with the Offering (as defined below) and we refer to the Registration Statement on Form F-1 (the “Registration Statement”) filed by Multi Ways Holdings Limited (the “ListCo”) with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the public offering (“Offering”) of (a) up to 5,200,000 ordinary shares in the capital of the ListCo (“Shares”) being offered by the ListCo, (b) up to 4,215,200 Shares being offered by MWE Investments Limited and Precious Choice Global Limited. We have taken instructions solely from the Company.

2.	For the purpose of rendering this opinion, we have examined:

(a)	a copy of the Registration Statement on Form F-1;

(b)	a copy of the Constitution of the Company;

(c)	a copy of the Certificate Confirming Incorporation of the Company dated 22 August 2002 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”) confirming that the Company is a private company limited by shares;

(d)	a copy of the reorganisation agreement entered into between Precious Choice Global Limited, Lim Eng Hock, Lee Noi Geck and Multi Ways Holdings Limited dated 26 August 2022 setting out the terms of the following transfer of the shares in the Company (the “Restructuring Agreement”):

(i)	6,627,201 shares in the Company from Mr. Lim Eng Hock to MWE Holdings Limited

(ii)	220,001 shares in the Company from Ms. Lee Noi Geck to MWE Holdings Limited

(iii)	352,800 shares in the Company from Precious Choice Global Limited to MWE Holdings Limited (collectively, the “Share Transfers”);

in consideration of the allotment and issuance of new shares in Multi Ways Holdings Limited as follows:

(i)	8,914,674 shares in Multi Ways Holdings Limited to MWE Investments Limited

(ii)	459,326 shares in Multi Ways Holdings Limited to Precious Choice Global Limited

(e)	the following documents relating to the share transfers as described below (collectively, the “Share Transfer Documents”):

(i)	copies of the resolutions in writing of the board of directors of the Company approving the Share Transfers dated 26 August 2022 (the “Board Resolutions”);

(ii)	the share transfer form dated 26 August 2022 in respect of the transfer of 352,800 shares in the Company from Precious Choice Global Limited to MWE Holdings Limited at the transfer consideration of S$352,800 (the “Precious Choice Global Share Transfer”), together with a copy of the Certificate of Stamp Duty dated 26 August 2022;

(iii)	the share transfer form dated 26 August 2022 in respect of the transfer of 220,001 shares in the Company from Lee Noi Geck to MWE Holdings Limited at the transfer consideration of S$220,001 (the “Lee Noi Geck Share Transfer”), together with a copy of the Certificate of Stamp Duty dated 26 August 2022;

(iv)	the share transfer form dated 26 August 2022 in respect of the transfer of 6,627,201 shares in the Company from Lim Eng Hock to MWE Holdings Limited at the transfer consideration of S$6,627,201 (the “Lim Eng Hock Share Transfer”), together with a copy of the Certificate of Stamp Duty dated 26 August 2022;

(v)	a copy of the waiver of pre-emption rights dated 26 August 2022 duly signed by Lim Eng Hock, Lee Noi Geck and Precious Choice Global Limited in respect of the Share Transfers; and

(vi)	the filings made with ACRA dated 26 August 2022 in respect of the Share Transfers;

(f)	a copy of the consent letter from DBS approving the change in shareholding pursuant to the Share Transfers;

(g)	a copy of the consent letter from UOB approving the change in shareholding pursuant to the Share Transfers;

(h)	e-litigation search results conducted on the Company on 7 December 2022 and 3 February 2023 for the years 2012 to 2023, evidencing an ongoing litigation suit filed on 14 December 2022 by the Company (as plaintiff) against Eyota Engineering Pte. Ltd. (as defendant) in respect of the rental/ hire-purchase of goods for a claim of approximately S$200,000 (the “Eyota Suit”).

(i)	such other documents as we have considered necessary or desirable in order that we may render this opinion.

3.	Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any agreement or document described in paragraph 2 of this legal opinion.

4.	We have assumed:

(a)	the completeness and correctness of all facts stated in all documents submitted to us and all information provided by the Company to us;

(b)	the genuineness of all signatures and seals on all documents and the completeness, and the conformity to original documents, of all copies submitted to us;

(c)	that copies of each of the Share Transfer Documents and all documents submitted to us for examination are true, complete and up-to-date copies and have not been modified, supplemented or superseded;

(d)	that the Share Transfer Documents and all documents submitted to us have not been rescinded or modified and they remain in full force and effect and that no other resolution or other action has been taken which may affect the validity of the Share Transfer Documents;

(e)	that, (i) the information disclosed by the electronic searches made on 3 February 2023 (the “ACRA Searches”) of the electronic records of the ACRA against the Company is true and complete, (ii) such information has not since then been materially altered, and (iii) the ACRA Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the ACRA Searches;

(f)	that, (i) the information disclosed by the electronic searches made on 7 December 2022 and 3 February 2023 (the “E-Litigation Searches”) of the electronic records of the elitigation against the Company is true and complete, (ii) such information has not since then been materially altered, and (iii) the E-Litigation Searches did not fail to disclose any material information which has been delivered for filing but did not appear on the public file at the time of the E-Litigation Searches;

(g)	the completeness, correctness and validity of the documents which we have relied on in issuing this opinion;

(h)	that the documents and information, when provided, were as current as possible at the time of our enquiries and that no changes had occurred or were envisaged without us being made aware of it;

(i)	that unless we were informed by the Company, no updated information or material were added to the material, files and information provided to us by the Company;

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(j)	that where a document has been submitted to us in draft form, it will be executed in the form of that draft;

(k)	all of the warranties, undertakings and obligations of the parties to the Restructuring Agreement and the Share Transfer Documents have been duly fulfilled and completed in accordance with the terms therein; and

(l)	none of the vendors of the Transfer Shares and MWE Holdings Limited have entered into any contract or agreement to transfer or grant any right over any of the Transfer Shares in favour of any other party (save for MWE Investments Limited in accordance with the terms of the Restructuring Agreement).

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

5.	Based upon and subject to the foregoing, and subject to any matters or documents not disclosed to us and subject to the disclosures made in our legal due diligence report to be issued and the Eyota Suit:

(a)	The shares in the Company have been duly transferred to MWE Holdings Limited, and MWE Holdings Limited holds all of the shares in the Company as at the date of this opinion; and

(b)	The statements set forth in the Registration Statement under the captions “Risk Factors”, “Enforceability of Civil Liabilities – Singapore”, “ History and Corporate Structure”, “Business”, and “Regulatory Environment” (collectively, the “Relevant Sections”) insofar as such statements constitute summaries of the Singapore legal matters referred to therein as of the date hereof, fairly present the information called for with respect to such legal matters and fairly summarise the matters referred to therein as of the date hereof.

6.	We express no opinion on:

(a)	any financial statements or other financial data, or any other financial, business, statistical, operational, accounting, audit or taxation issues (including matters relating to the prospects and future performance of the Company; and

(b)	any statements or opinions as to prospects, projections or the occurrence of matters in the future, which are referred to in the Relevant Sections of the Registration Statement.

7.	In preparing the Relevant Sections, we have relied on the material, documents, information and confirmations provided to us by the Company and have not separately conducted any on-site visit, operational due diligence or other verification.

8.	This opinion relates only to the laws of general application of the Republic of Singapore as published at the date hereof and as currently applied by the courts of the Republic of Singapore, and is given on the basis that it will be governed by and construed in accordance with the laws of the Republic of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than the Republic of Singapore. In respect of the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other jurisdictions other than the Republic of Singapore.

9.	We hold ourselves out as only having legal expertise and our statements in this letter are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the Offering, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

10.	Our opinion is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the Offering or otherwise including, but without limitation, any other document signed in connection with the Offering. Subject to the foregoing, we consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations promulgated thereunder. Further, save for the use of this opinion as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

11.	This opinion is given on the basis of the laws of the Republic of Singapore in force as at the date of this opinion and we undertake no responsibility to notify you of any change in the laws of the Republic of Singapore after the date of this opinion.

Yours faithfully

/s/ Opal Lawyers LLC

Opal Lawyers LLC

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